Exhibit 99.1
PRESS RELEASE

Beazer Homes Returns to Profitability with Full Year Fiscal 2014 Net Income from Continuing Operations of $34.9 Million

ATLANTA, November 12, 2014 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter and fiscal year ended September 30, 2014.
The Company reported net income from continuing operations of $34.9 million for full year fiscal 2014, a year-over-year increase of $67.1 million, and the Company’s first full year of profitability since 2006. Adjusted EBITDA was $128.3 million for the year, up $42.0 million from fiscal 2013. Financial results for the quarter and year ended September 30, 2014 included $4.9 million in unexpected warranty charges.
“We are very pleased to report positive net income for fiscal year 2014,” said Allan Merrill, CEO of Beazer Homes. “Returning to profitability represents a key milestone for our employees and shareholders - particularly because it was achieved from fewer new home communities, lower home closings and in a challenging home sales environment. With an expanded community count as we enter fiscal 2015, I’m confident we have built a foundation that will deliver greater profitability in the years ahead.”

One year ago, the company introduced a multi-year target to achieve $2 billion in revenue and a 10% Adjusted EBITDA margin leading to $200 million in Adjusted EBITDA, which it called the "2B-10 Plan". At that time, revenue for the trailing twelve months was $1.288 billion, the Adjusted EBITDA margin was 6.7% and Adjusted EBITDA was $86 million. Speaking to the progress made in year one of the 2B-10 Plan, Mr. Merrill continued, “Higher average selling prices, stronger than expected homebuilding gross margins and sustained solid sales absorption rates allowed us to make significant progress against our 2B-10 targets in the past year. For fiscal 2014, improvements in both revenue and Adjusted EBITDA margin led to Adjusted EBITDA of $128 million, up $42 million, allowing us to close 37% of the 2B-10 gap in Adjusted EBITDA."

Looking ahead to fiscal 2015 and beyond Mr. Merrill continued, "Our higher community count should lead to growth in new home orders, closings and average selling prices, allowing us to make further improvements in Adjusted EBITDA in 2015 and positioning us to reach our 2B-10 objectives by the end of 2016.”

Q4 Results from Continuing Operations (unless otherwise specified)
The Company closed out fiscal 2014 with $60.3 million in net income for the fourth quarter, compared with $11.3 million a year earlier. Adjusted EBITDA improved $15.0 million to $56.5 million for the quarter. Homebuilding gross margin, excluding impairments, abandonments and interest amortized to cost of sales was 21.3% for the quarter.
The Company's fourth quarter and full year net income included several significant items:

•	A loss on extinguishment of debt of $19.9 million, primarily recorded in the Company's fiscal third quarter

•	An IRS appeals case was approved in our favor resulting in a cash refund and income tax benefit of $28.5 million

•	Beazer Pre-Owned Homes was sold generating a gain of $6.3 million

•	Reserves for uncertain tax positions were reversed due to lapses in statutes of limitation and closing of audits during fiscal year 2014 resulting in a non-cash tax benefit of $13.9 million

•	Impairments and abandonments of $8.3 million for the fiscal year with $5.4 million occurring in the fourth quarter

•	Unexpected warranty reserves totaling $4.9 million in cost of sales during the fourth quarter
The unexpected warranty charges indicated above related to water intrusion issues in homes built, on average, more than 7 years ago located in Florida and New Jersey. While the Company believes these costs are non-recurring in nature, they were included in cost of sales and therefore reduced all measurements of income in fourth quarter homebuilding gross margin, Adjusted EBITDA and Net Income. Excluding these charges, the quarter’s homebuilding gross margin would have been 22.3% and Adjusted EBITDA would have been $61.4 million.

	Quarter Ended September 30,
	2014	2013	Change
New Home Orders	1,173	1,192	(1.6)%
Average active community count	149	135	10.4%
QTD orders per month per community	2.6	3.0	(13.3)%
Cancellation rates	23.4%	23.9%	-50 bps

Total Home Closings	1,695	1,657	2.3%
Average sales price from closings (in thousands)	$295.4	$263.2	12.2%
Homebuilding revenue (in millions)	$500.6	$436.2	14.8%
Homebuilding gross profit margin, excluding impairments and abandonments (I&A)	18.2%	18.3%	-10 bps
Homebuilding gross profit margin, excluding I&A and interest amortized to cost of sales	21.3%	21.4%	-10 bps
Homebuilding gross profit margin, excluding I&A, interest amortized to cost of sales and unexpected warranty costs	22.3%	21.4%	90 bps

Income from continuing operations before income taxes (in millions)	$20.3	$8.9	$11.4
Benefit from income taxes (in millions)	$40.0	$2.5	$37.5
Net income from continuing operations (in millions)	$60.3	$11.3	$49.0
Basic Income Per Share	$2.28	$0.46	$1.82
Diluted Income Per Share	$1.90	$0.36	$1.54
Loss on debt extinguishment (in millions)	$—	$(1.0)	$1.0
Inventory impairments (in millions)	$(5.4)	$(0.4)	$(5.0)
Net income from continuing operations excluding loss on debt extinguishment and inventory impairments (in millions)	$65.7	$12.7	$53.0
Land and land development spending (in millions)	$169.7	$160.8	$8.9
Total Company Adjusted EBITDA (in millions)	$56.5	$41.5	$15.0
Total Company Adjusted EBITDA, excluding unexpected warranty costs (in millions)	$61.4	$41.5	$19.9

Full Year Results from Continuing Operations (unless otherwise specified)
The Company reported significantly improved results for fiscal 2014. In addition to reporting positive net income and Adjusted EBITDA, which reflected a 49% increase over fiscal 2013, homebuilding gross margin, excluding impairments, abandonments and interest amortized to cost of sales improved 190 basis points to 21.9%, and average selling prices improved 12.6% to $284.8 thousand.
Excluding the $4.9 million in unexpected warranty charges noted before the fourth quarter results table, full year gross margin, excluding impairments, abandonments and interest amortized to cost of sales, would have been 22.2% and full year Adjusted EBITDA would have been $133.2 million.

	Year Ended September 30,
	2014	2013	Change
New Home Orders	4,748	5,026	(5.5)%
Active community count at period end	155	134	15.7%
Average active community count	142	145	(2.1)%
LTM orders per month per community	2.8	2.9	(3.4)%
Cancellation rates	21.3%	21.8%	-50 bps

Total Home Closings	4,951	5,056	(2.1)%
Average sales price from closings (in thousands)	$284.8	$253.0	12.6%
Homebuilding revenue (in millions)	$1,409.9	$1,279.2	10.2%
Homebuilding gross profit margin, excluding impairments and abandonments (I&A)	19.1%	16.8%	230 bps
Homebuilding gross profit margin, excluding I&A and interest amortized to cost of sales	21.9%	20.0%	190 bps
Homebuilding gross profit margin, excluding I&A, interest amortized to cost of sales and unexpected warranty costs	22.2%	20.0%	220 bps

Loss from continuing operations before income taxes (in millions)	$(6.9)	$(35.7)	$28.8
Benefit from income taxes (in millions)	$41.8	$3.5	$38.3
Net income (loss) from continuing operations (in millions)	$34.9	$(32.2)	$67.1
Basic Income (Loss) Per Share	$1.35	$(1.30)	$2.65
Diluted Income (Loss) Per Share	$1.10	$(1.30)	$2.40
Loss on debt extinguishment (in millions)	$(19.9)	$(4.6)	$(15.3)
Inventory impairments (in millions)	$(8.3)	$(2.6)	$(5.7)
Net income (loss) from continuing operations excluding loss on debt extinguishment and inventory impairments (in millions)	$63.1	$(25.0)	$88.1
Land and land development spending (in millions)	$551.2	$475.2	$76.0
Total Company Adjusted EBITDA (in millions)	$128.3	$86.3	$42.0
Total Company Adjusted EBITDA, excluding unexpected warranty costs (in millions)	$133.2	$86.3	$46.9

As of September 30, 2014

•	Total cash and cash equivalents: $387.1 million, including unrestricted cash of approximately $324.2 million

•	Stockholders' equity: $279.1 million

•	Total backlog from continuing operations: 1,690 homes with a sales value of $515.9 million, compared to 1,893 homes with a sales value of $528.1 million as of September 30, 2013

•	Land and lots controlled: 28,187 lots (78.1% owned), an increase of 0.7% from September 30, 2013

Conference Call

The Company will hold a conference call on November 12, 2014 at 10:00 am ET to discuss these results.  Interested parties may listen to the conference call and view the Company’s slide presentation over the Internet by visiting the “Investor Relations” section of the Company’s website at www.beazer.com.

To access the conference call by telephone, listeners should dial 800-619-8639 (for international callers, dial 312-470-7002).  To be admitted to the call, verbally supply the passcode “BZH.”  A replay of the call will be available shortly after the conclusion of the live call.  To directly access the replay, dial 866-491-2944 or 203-369-1730 and enter the passcode “3740” (available until 10:59 pm ET on November 19, 2014), or visit www.beazer.com.  A replay of the webcast will be available at www.beazer.com for at least 30 days.

Headquartered in Atlanta, Beazer Homes is one of the country's 10 largest single-family homebuilders. The Company's homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company offers homes in 16 states, including Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

Forward Looking Statements

This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the availability and cost of land and the risks associated with the future value of our inventory such as additional asset impairment charges or writedowns; (ii) economic changes nationally or in local markets, including changes in consumer confidence, declines in employment levels, inflation and increases in the quantity and decreases in the price of new homes and resale homes in the market; (iii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iv) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled; (v) shortages of or increased prices for labor, land or raw materials used in housing production; (vi) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (vii) our ability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (viii) a substantial increase in mortgage interest rates, increased disruption in the availability of mortgage financing, a change in tax laws regarding the deductibility of mortgage interest, or an increased number of foreclosures; (ix) increased competition or delays in reacting to changing consumer preference in home design; (x) factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (xi) estimates related to the potential recoverability of our deferred tax assets; (xii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations, or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies; (xiii) the results of litigation or government proceedings and fulfillment of the obligations in the consent orders with governmental authorities and other settlement agreements; (xiv) the impact of construction defect and home warranty claims; (xv) the cost and availability of insurance and surety bonds; (xvi) the performance of our unconsolidated entities and our unconsolidated entity partners; (xvii) delays in land development or home construction resulting from adverse weather conditions; (xviii) the impact of information technology failures or data security breaches; (xix) effects of changes in accounting policies, standards, guidelines or principles; or (xx) terrorist acts, acts of war and other factors over which the Company has little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.
Carey Phelps
Director, Investor Relations & Corporate Communications
770-829-3700
investor.relations@beazer.com

-Tables Follow-

 BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2014	2013	2014	2013
Total revenue	$545,905	$438,334	$1,463,767	$1,287,577
Home construction and land sales expenses	452,706	357,884	1,192,001	1,070,814
Inventory impairments and option contract abandonments	5,386	404	8,307	2,633
Gross profit	87,813	80,046	263,459	214,130
Commissions	20,789	17,516	58,028	52,922
General and administrative expenses	39,431	36,428	136,463	121,163
Depreciation and amortization	4,141	4,023	13,279	12,784
Operating income	23,452	22,079	55,689	27,261
Equity in income (loss) of unconsolidated entities	6,324	93	6,545	(113)
Loss on extinguishment of debt	—	(998)	(19,917)	(4,636)
Other expense, net	(9,502)	(12,307)	(49,191)	(58,165)
Income (loss) from continuing operations before income taxes	20,274	8,867	(6,874)	(35,653)
Benefit from income taxes	(40,014)	(2,461)	(41,797)	(3,489)
Income (loss) from continuing operations	60,288	11,328	34,923	(32,164)
(Loss) income from discontinued operations, net of tax	(441)	620	(540)	(1,704)
Net income (loss)	$59,847	$11,948	$34,383	$(33,868)
Weighted average number of shares:
Basic	26,425	24,888	25,795	24,651
Diluted	31,782	31,560	31,795	24,651
Income (loss) per share:
Basic income (loss) per share from continuing operations	$2.28	$0.46	$1.35	$(1.30)
Basic (loss) income per share from discontinued operations	$(0.02)	$0.02	$(0.02)	$(0.07)
Basic income (loss) per share	$2.26	$0.48	$1.33	$(1.37)
Diluted income (loss) per share from continuing operations	$1.90	$0.36	$1.10	$(1.30)
Diluted (loss) income per share from discontinued operations	$(0.02)	$0.02	$(0.02)	$(0.07)
Diluted income (loss) per share	$1.88	$0.38	$1.08	$(1.37)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2014	2013	2014	2013
Capitalized interest in inventory, beginning of period	$84,083	$50,019	$52,562	$38,190
Interest incurred	30,329	28,715	126,906	115,076
Capitalized interest impaired	(245)	—	(245)	—
Interest expense not qualified for capitalization and included as other expense	(9,672)	(12,749)	(50,784)	(59,458)
Capitalized interest amortized to house construction and land sales expenses	(16,876)	(13,423)	(40,820)	(41,246)
Capitalized interest in inventory, end of period	$87,619	$52,562	$87,619	$52,562

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2014	September 30, 2013
ASSETS
Cash and cash equivalents	$324,154	$504,459
Restricted cash	62,941	48,978
Accounts receivable (net of allowance of $1,245 and $1,651, respectively)	34,429	22,342
Income tax receivable	46	2,813
Inventory
Owned inventory	1,557,496	1,304,694
Land not owned under option agreements	3,857	9,124
Total inventory	1,561,353	1,313,818
Investments in marketable securities and unconsolidated entities	38,341	44,997
Deferred tax assets, net	2,823	5,253
Property, plant and equipment, net	18,673	17,000
Other assets	23,460	27,129
Total assets	$2,066,220	$1,986,789

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$106,237	$83,800
Other liabilities	142,516	145,623
Obligations related to land not owned under option agreements	2,916	4,633
Total debt (net of discounts of $4,399 and $5,160, respectively)	1,535,433	1,512,183
Total liabilities	$1,787,102	$1,746,239

Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	$—	$—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 27,173,421 and 25,245,945 issued and outstanding, respectively)	27	25
Paid-in capital	851,624	846,165
Accumulated deficit	(571,257)	(605,640)
Accumulated other comprehensive loss	(1,276)	—
Total stockholders’ equity	279,118	240,550
Total liabilities and stockholders’ equity	$2,066,220	$1,986,789

Inventory Breakdown
Homes under construction	$282,095	$262,476
Development projects in progress	786,768	578,453
Land held for future development	301,048	341,986
Land held for sale	51,672	31,331
Capitalized interest	87,619	52,562
Model homes	48,294	37,886
Land not owned under option agreements	3,857	9,124
Total inventory	$1,561,353	$1,313,818

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Quarter Ended September 30,		Fiscal Year Ended September 30,
SELECTED OPERATING DATA	2014	2013	2014	2013
Closings:
West region	594	724	1,996	2,277
East region	622	523	1,600	1,629
Southeast region	479	410	1,355	1,150
Continuing Operations	1,695	1,657	4,951	5,056

New orders, net of cancellations:
West region	428	480	1,815	2,176
East region	389	403	1,539	1,543
Southeast region	356	309	1,394	1,307
Continuing Operations	1,173	1,192	4,748	5,026

Backlog units at end of period:
West region	557	738	557	738
East region	600	661	600	661
Southeast region	533	494	533	494
Continuing Operations	1,690	1,893	1,690	1,893

Dollar value of backlog at end of period (in millions)	$515.9	$528.1	$515.9	$528.1

Homebuilding Revenue (in thousands):
West region	$161,118	$183,472	$537,149	$543,524
East region	209,047	158,134	525,439	482,468
Southeast region	130,467	94,581	347,292	253,220
Total homebuilding revenue	$500,632	$436,187	$1,409,880	$1,279,212

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS
(Dollars in thousands)

	Quarter Ended September 30,		Fiscal Year Ended September 30,
SUPPLEMENTAL FINANCIAL DATA	2014	2013	2014	2013
Revenues:
Homebuilding	$500,632	$436,187	$1,409,880	$1,279,212
Land sales and other	45,273	2,147	53,887	8,365
Total	$545,905	$438,334	$1,463,767	$1,287,577

Gross profit:
Homebuilding	$85,969	$79,583	$260,746	$212,054
Land sales and other	1,844	463	2,713	2,076
Total	$87,813	$80,046	$263,459	$214,130
Reconciliation of homebuilding gross profit before impairments and abandonments and interest amortized to cost of sales and the related gross margins to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below:

	Quarter Ended September 30,				Fiscal Year Ended September 30,
	2014		2013		2014		2013
Homebuilding gross profit	$85,969	17.2%	$79,583	18.2%	$260,746	18.5%	$212,054	16.6%
Inventory impairments and lot option abandonments (I&A)	5,386		404		8,307		2,633
Homebuilding gross profit before I&A	91,355	18.2%	79,987	18.3%	269,053	19.1%	214,687	16.8%
Interest amortized to cost of sales	15,311		13,423		39,255		41,246
Homebuilding gross profit before I&A and interest amortized to cost of sales	$106,666	21.3%	$93,410	21.4%	$308,308	21.9%	$255,933	20.0%
Reconciliation of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, debt extinguishment, impairments and abandonments) to total company net income (loss), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments.

	Quarter Ended September 30,		Fiscal Year Ended September 30,
	2014	2013	2014	2013
Net income (loss)	$59,847	$11,948	$34,383	$(33,868)
Benefit from income taxes	(40,137)	(2,587)	(41,802)	(3,684)
Interest amortized to home construction and land sales expenses, capitalized interest impaired, and interest expense not qualified for capitalization	26,793	26,172	91,849	100,704
Depreciation and amortization and stock compensation amortization	4,849	4,606	15,866	15,642
Inventory impairments and option contract abandonments	5,141	404	8,062	2,650
Loss on debt extinguishment	—	998	19,917	4,636
Joint venture impairment and abandonment charges	—	—	—	181
Adjusted EBITDA	$56,493	$41,541	$128,275	$86,261